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                                                                    EXHIBIT 11.1




                      SENIOR TOUR PLAYERS DEVELOPMENT, INC.
                                 AND SUBSIDIARY

                        COMPUTATION OF PER SHARE EARNINGS




                                                                       YEAR ENDED
                                                               DECEMBER 31, DECEMBER 31,
                                                                   1996         1995

Weighted average number of shares outstanding:
  Common stock                                                   2,937,834    2,933,333
  Common equivalent shares resulting from stock
    options issued (treasury stock method)                         743,827            -
                                                                ----------   ----------

      Total                                                      3,681,661    2,933,333
                                                                ==========   ==========

Net income (loss)                                               $1,048,196   $(4,025,488)
                                                                ==========   ===========

Net income (loss) per common and common equivalent share        $      .28   $    (1.37)
                                                                ==========   ==========

